Exhibit 32

SECTION 1350 CERTIFICATION

Each of the undersigned hereby certifies in his or her capacity as an officer of First PacTrust Bancorp, Inc. (“the Company”) that this Annual Report of the Company on Form 10-K for the year ended December 31, 2007 fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934, as amended, and that information contained in such report fairly presents, in all material respects, the financial condition of the Registrant as of the dates and for the periods presented in the financial statements and the results of operations of the Registrant for such period included in such reports.

Date: March 10, 2008	By:	/s/ HANS R. GANZ
Hans R. Ganz
President and Chief Executive Officer (Principal Executive Officer)

Date: March 10, 2008	By:	/s/ REGAN J. LAUER
Regan J. Lauer
Senior Vice President/Controller (Principal Financial and Accounting Officer)